Exhibit 4.1

SUPPLEMENT NO. 1 TO SERIES 2015-4 INDENTURE SUPPLEMENT

THIS SUPPLEMENT NO. 1 TO SERIES 2015-4 INDENTURE SUPPLEMENT, dated as of November 17, 2016 (this “Agreement”), is entered into between: (i) Synchrony Credit Card Master Note Trust, a Delaware statutory trust, as issuer (the “Issuer”); and (ii) Deutsche Bank Trust Company Americas, a New York banking corporation, as indenture trustee under the Master Indenture referred to below (in such capacity, the “Indenture Trustee”).

WHEREAS, the Indenture Trustee and the Issuer are parties to (i) the Master Indenture, dated as of September 25, 2003, as amended by the Omnibus Amendment No. 1 to Securitization Documents, dated as of February 9, 2004, among the Indenture Trustee, the Issuer and certain other parties, the Second Amendment to Master Indenture, dated as of June 17, 2004, between the Issuer and the Indenture Trustee, the Third Amendment to Master Indenture, dated as of August 31, 2006, between the Issuer and the Indenture Trustee, the Fourth Amendment to Master Indenture, dated as of June 28, 2007, between the Issuer and the Indenture Trustee, the Fifth Amendment to Master Indenture, dated as of May 22, 2008, between the Issuer and the Indenture Trustee, the Sixth Amendment to Master Indenture, dated as of August 7, 2009, between the Issuer and the Indenture Trustee, the Seventh Amendment to Master Indenture, dated as of January 21, 2014, between the Issuer and the Indenture Trustee, the Eighth Amendment to Master Indenture, dated as of March 11, 2014, between the Issuer and the Indenture Trustee, the Ninth Amendment to Master Indenture, dated as of November 24, 2015, between the Issuer and the Indenture Trustee, and the Tenth Amendment to Master Indenture, dated as of March 3, 2016, between the Issuer and the Indenture Trustee (as amended, the “Master Indenture”) and (ii) the Series 2015-4 Indenture Supplement, dated as of September 30, 2015 (as amended and supplemented from time to time prior to the date hereof, the “Series 2015-4 Indenture Supplement”);

WHEREAS, the parties hereto intend to amend the Series 2015-4 Indenture Supplement;

WHEREAS, this Agreement is being entered into pursuant to Section 9.1(b) of the Master Indenture and Section 8.1 of the Series 2015-4 Indenture Supplement, and all conditions precedent to the execution of this Agreement, as set forth in such Section 9.1(b) and such Section 8.1, have been satisfied; and

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS. As used herein, (a) capitalized terms which are defined in the preamble hereto shall have the meanings as so defined and (b) capitalized terms not so defined shall have the meanings set forth in the Master Indenture or the Series 2015-4 Indenture Supplement, as amended hereby.

SECTION 2. AMENDMENT TO SERIES 2015-4 INDENTURE SUPPLEMENT. Section 1.1 of the Series 2015-4 Indenture Supplement is amended by adding the following definition in appropriate alphabetical order:

“Maximum Delinquency Percentage” means, for purposes of Series 2015-4, 9.0%.

SECTION 3. EFFECTIVENESS. This Agreement shall become effective as of the date first set forth above; provided that (i) each of the Indenture Trustee and the Issuer shall have executed and delivered a counterpart of this Agreement, (ii) the Rating Agency Condition shall have been satisfied, and (iii) the Issuer shall have delivered to the Indenture Trustee (x) an Officer’s Certificate to the effect that all requirements for this Agreement contained in the Master Indenture have been met and the Issuer reasonably believes that such action will not result in an Adverse Effect and (y) a Tax Opinion. The Issuer shall provide written notice to the Indenture Trustee upon satisfaction of the conditions in the preceding sentence.

SECTION 4. BINDING EFFECT; RATIFICATION. (a) On and after the execution and delivery hereof, (i) this Agreement shall be a part of the Series 2015-4 Indenture Supplement and (ii) each reference in the Series 2015-4 Indenture Supplement to “this Agreement”, “this Indenture Supplement”, “hereof”, “hereunder” or words of like import, and each reference in any other Related Document to the Series 2015-4 Indenture Supplement, shall mean and be a reference to the Series 2015-4 Indenture Supplement as amended hereby.

(b)       Except as expressly amended hereby, the Series 2015-4 Indenture Supplement shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

SECTION 5. NO RECOURSE. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by BNY Mellon Trust of Delaware, not individually or personally but solely as trustee of the Issuer, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as personal representations, undertakings and agreements by BNY Mellon Trust of Delaware but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on BNY Mellon Trust of Delaware, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall BNY Mellon Trust of Delaware be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Agreement or any other related documents.

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SECTION 6. NO PETITION. The Indenture Trustee covenants that it will not directly or indirectly institute or cause to be instituted against the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any Federal or state bankruptcy law unless Noteholders of not less than 66⅔% of the Outstanding Principal Amount of each Class of each Series has approved such filing and it will not directly or indirectly institute or cause to be instituted against the Transferor any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any Federal or state bankruptcy law in any instance; provided, that the foregoing shall not in anyway limit the Noteholders’ rights to pursue any other creditor rights or remedies that the Noteholders may have for claims against the Issuer.

SECTION 7. MISCELLANEOUS. (a) THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY, AND PERFORMANCE, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAWS PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b)          Headings used herein are for convenience of reference only and shall not affect the meaning of this Agreement.

(c)          This Agreement may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered electronically.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SYNCHRONY CREDIT CARD MASTER NOTE TRUST, as Issuer

By: BNY MELLON TRUST OF DELAWARE, not in its individual capacity, but solely as Trustee on behalf of the Issuer

By:	/s/ Kristine K. Gullo

Name:	Kristine K. Gullo

Title:	Vice President

S-1	Supplement No. 1 to Series 2015-4 Indenture Supplement

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity, but solely as the Indenture Trustee

By:	/s/ Louis Bodi

Name:	Louis Bodi

Title:	Vice President

By:	/s/ Maria Inoa

Name:	Maria Inoa

Title:	Assistant Vice President

S-2	Supplement No. 1 to Series 2015-4 Indenture Supplement